Exhibit 5.1

The Tower at Peabody Place

100 Peabody Place, Suite 1300

Memphis, TN 38103-3672

(901) 543-5900

August 5, 2021

Mid-America Apartment Communities, Inc.

6815 Poplar Avenue, Suite 500

Germantown, TN 38138

Re:	1,100,000 Shares of Common Stock of Mid-America Apartment Communities, Inc. under Registration Statement on Form S-3 (File No. 333-258271)

Ladies and Gentlemen:

We are acting as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with the issuance and sale of 1,100,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to a prospectus supplement dated August 2, 2021 and the accompanying base prospectus dated July 29, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. No. 333-258271) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be issued pursuant to the terms of: (i) the Underwriting Agreement, dated August 2, 2021 (the “Underwriting Agreement”), among the Company, Mid-America Apartments, L.P., a Tennessee limited partnership (the “Operating Partnership”), and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in their capacities as underwriters; JPMorgan Chase Bank, National Association (“JPMC”) and Wells Fargo Bank, National Association (“Wells Fargo”), in their capacities as forward purchasers (together, the “Forward Purchasers”); and J.P. Morgan Securities LLC (in its capacity as an agent of JPMC) and Wells Fargo Securities, LLC (in its capacity as an agent of Wells Fargo), in their capacities as forward sellers; and (ii) the two letter agreements, each dated August 2, 2021 (together, the “Confirmations”), by and between the Company and each of the Forward Purchasers.

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, and the Confirmations. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent verification or investigation, upon the representations and warranties made by the parties in the Underwriting Agreement and the Confirmations, and upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Operating Partnership.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s charter, as amended. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

bassberry.com

August 5, 2021

Based on the foregoing and the other matters set forth herein, it is our opinion that, it is our opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Underwriting Agreement, the Confirmations and the resolutions of the Board of Directors of the Company or a duly authorized committee thereof, the Shares will be validly issued, fully paid and non-assessable.

Our opinion rendered in the above paragraph is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally; and (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, matters of public policy, the possible unavailability of specific performance, injunctive relief and other equitable remedies, the discretion of the court before which a proceeding is brought, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), regardless of whether considered in a proceeding at law or in equity.

Our opinion as set forth herein is limited to the laws of the State of Tennessee. No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s and Operating Partnership’s Current Report on Form 8-K dated as of August 5, 2021 and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the Commission’s rules and regulations thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC